                           CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm in an exhibit to the Registration Statement (Form S-8) pertaining to the Employees' Benefits Plan of CBR Brewing Company Inc. and to the incorporation by reference therein of our reports dated March 28, 1996, with respect to the consolidated financial statements of CBR Brewing Company Inc. and the financial statements of Zhaoqing Blue Ribbon Brewery Noble Limited for the year ended December 31, 1995 included in the Annual Report on Form 10-K of CBR Brewing Company Inc. for the year ended December 31, 1997, filed with the Securities and Exchange Commission.




/s/ Ernst & Young

Hong Kong
April 24, 1998




























                                     Exhibit 23.2